Exhibit 99.1

   HOME FEDERAL BANCORP ANNOUNCES THIRD QUARTER EARNINGS AND STOCK REPURCHASE

    COLUMBUS, Ind., Oct. 24 /PRNewswire-FirstCall/ -- Home Federal Bancorp (the "Company") (Nasdaq: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $341,000 or $0.09 diluted earnings per common share, for its third quarter ended September 30, 2006. Year-to-date net income was $3,405,000 or $0.89 diluted earnings per common share. The Company's net income for the third quarter included a pre-tax loss of $1,956,000 resulting from the sale of approximately $65.5 million of investment securities. Excluding the impact of the loss on sale of investment securities, third quarter earnings would have been $1,670,000 or $0.44 diluted earnings per common share. This compared to earnings of $1,608,000, or $0.41 diluted earnings per common share, a year earlier. Excluding the impact of the loss on sale of investment securities, year-to-date net income would have been $4,734,000 or $1.24 diluted earnings per common share, compared to $4,410,000, or $1.09 diluted earnings per common share, a year earlier. Net income would have increased 3.9% for the third quarter and 7.3% year to date. Diluted earnings per common share would have increased $0.03 per share or 7.3% for the third quarter and $0.15 per share or 13.8% year to date. Earnings growth for the year has been driven primarily by increases in investment advisor fees and deposit fees. Total loans increased $39.9 million for the quarter and $72.6 million year to date. Retail deposits increased $39.6 million for the quarter and $52.6 million for the year. Chairman and CEO John Keach, Jr. stated, "It was an exceptional quarter from a balance sheet perspective. We had anticipated strong growth in commercial loans coming out of the Indianapolis market. However, to match that level of loan growth with similar growth in deposits, where the majority of the deposit growth came from our southeast Indiana community markets, was truly outstanding." Executive Vice President and CFO Mark Gorski added, "Our balance sheet restructuring strategies took a step in the right direction during the quarter with the completion of the investment securities sale and the issuance of junior subordinated debt."

    Balance Sheet

    Total assets were $884.3 million as of September 30, 2006, an increase of $33.5 million from December 31, 2005. Total loans increased $39.9 million for the quarter and $72.6 million year to date. Commercial and commercial real estate loans increased $67.0 million for the year. In addition, home equity and second mortgage loan balances have grown $13.2 million year to date. These increases have been slightly offset by decreases in residential mortgage balances, which have decreased $7.8 million year to date.

    Total investment securities decreased $28.6 million for the quarter and $33.0 million year to date. During the quarter, the Company sold $65.5 million of investment securities. A portion of the proceeds from the sale of investment securities was used to pay off $25 million in Federal Home Loan Bank advances. The remaining proceeds are being held in a money market mutual fund as it is anticipated that these funds will be needed to fund future loan growth and to pay down advances that are scheduled to mature in the fourth quarter.

    Total retail deposits increased $39.6 million for the quarter and $52.6 million year to date. The increase since December 31, 2005 in retail deposits is comprised of consumer certificates of deposit which increased $28.3 million, interest bearing transaction and money market accounts which increased $17.8 million and non-interest bearing checking accounts which increased $6.5 million. The increase in interest bearing transaction accounts during the third quarter was primarily the result of an increase in public fund checking account balances due to a substantial new relationship. Advances with the Federal Home Loan Bank decreased $22.5 million for the quarter and $12.0 million year to date as a portion of the proceeds from the sale of investment securities was used to pay down advances.

    As of September 30, 2006, shareholders' equity was $71.2 million. The return on average assets for the current year-to-date period was 0.53% annualized while the return on average equity was 6.34%. Excluding the loss on the sale of investment securities, the return on average assets would have been 0.74% while the return of average equity would have been 8.81%.

    Net Interest Income

    Net interest income decreased $38,000 or 0.6% to $6,395,000 for the third quarter while year-to-date net interest income increased $118,000 or 0.6% to $18,972,000. Net interest margin decreased 6 basis points to 3.23% for the quarter, but increased 7 basis points to 3.28% year to date. The Company's net interest margin had increased during the first and second quarters in spite of the rising interest rate environment due primarily to shifting the mix of interest bearing liabilities. However, the continued rising rate environment along with the flat yield curve resulted in a slight decline in the net interest margin during the third quarter. The sale of investment securities during the third quarter is expected to improve the net interest margin as the weighted average rate on the $65.5 million of securities sold was approximately 3.58%. Initially, these funds were used to pay down advances with a rate of approximately 5.50% with the remainder being held in a money market mutual fund. The sale of investment securities is expected to result in improvements to net interest margin in the fourth quarter.

    Asset Quality

    Provision for loan losses was $196,000 for the third quarter and $533,000 year to date. Non-performing assets to total assets decreased to 0.47% at September 30, 2006 from 0.54% at December 31, 2005. Non-performing loans to total gross loans decreased to 0.55% at September 30, 2006 from 0.70% at December 31, 2005. As a result of loan growth during the year, the ratio of the allowance for loan losses to total loans decreased to 0.94% at September 30, 2006 compared to 1.09% at December 31, 2005. In addition, the allowance for loan losses to non-performing loans is 171% at September 30, 2006 compared to 156% at December 31, 2005.

    Other Income

    Other income excluding the loss on sale of investment securities increased $266,000 or 9.3% to $3,128,000 for the quarter and increased $902,000 or 10.9%
year to date. The increase in other income was due primarily to increases in deposit fees and investment advisory fees. Total deposit fees increased $582,000 or 50.7% for the quarter and $1,253,000 or 38.8% year to date due to the implementation of an enhanced overdraft privilege product along with an increased number of deposit accounts. Investment advisory fees increased $26,000 or 8.9% for the quarter and $235,000 or 29.4% year to date due to increased production in established markets along with brokerage production from a book of business acquired in the Greenwood market during the fourth quarter of 2005. The increases listed above were partially offset by a decrease is miscellaneous income. Miscellaneous income decreased $215,000 for the quarter and $604,000 year to date primarily due to decreases in joint venture partnership income. The Company has historically been involved in a limited number of real estate joint venture partnerships and the revenue has decreased as the Company winds down the remaining partnerships.

    Other Expenses

    Other expenses increased $347,000 or 5.3% to $6,888,000 for the quarter and increased $734,000 or 3.7% year to date. Compensation and employee benefits expense increased $228,000 or 6.4% for the quarter and $928,000 or 8.6% year to date due primarily to additional salary expense for the new commercial lenders in Indianapolis, additional commission costs associated with increased investment advisory service fees, normal annual salary increases and increased cost of employee benefits, particularly costs associated with the defined benefit pension plan. In addition, compensation and employee benefits expense was reduced in the third quarter of 2006 as a result of a non-recurring adjustment due to a change in the Company's vacation policy resulting in a $260,000 decrease in the vacation accrual. Total other operating expenses excluding compensation and employee benefits expense, have increased $119,000 for the quarter; however these expenses have decreased $194,000 year to date. Recent increases in marketing and occupancy expense to support the Indianapolis market expansion have resulted in increased costs in the most recent quarter; however these increases are more than offset by reduced data processing expenses resulting from renegotiated contracts and decreases in expenses related to other real estate properties owned in the prior year.

    Stock Repurchase Programs

    In April 2006, the Board of Directors approved the tenth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 187,927 such shares. The Company repurchased 25,000 shares during the third quarter. The Company has 25,664 shares still remaining to be repurchased under this plan.

    In October 2006, the Board of Directors approved the eleventh repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 183,417 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company expects to begin buying its shares under this plan during the fourth quarter as they become available and upon completion of the current stock repurchase program.

    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

                              HOME FEDERAL BANCORP
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)

                                                           September 30,    December 31,
                                                               2006             2005
                                                           -------------    -------------
Assets:
Cash and due from banks                                    $      48,473    $      53,736
Securities available for sale at fair value
 (amortized cost $91,082 and $126,146)                            90,373          123,351
Securities held to maturity (fair value
 $1,712 and $1,793)                                                1,728            1,806
Loans held for sale (fair value $5,938 and $4,859)                 5,822            4,795
Portfolio loans and leases:
    Commercial loans                                             145,157          105,357
    Commercial mortgage loans                                    234,319          207,144
    Residential mortgage loans                                   170,918          178,752
    Second & Home equity loans                                   101,053           87,893
    Other consumer loans                                          36,487           36,594
    Unearned income                                                   71             (299)
                                                           -------------    -------------
Total portfolio loans                                            688,005          615,441
Allowance for loan and lease losses                               (6,457)          (6,753)
                                                           -------------    -------------
Total portfolio loans and leases, net                            681,548          608,688

Bank premises and equipment                                       17,397           17,781
Accrued interest receivable                                        3,809            3,942
Goodwill                                                           1,695            1,695
Servicing rights                                                   2,552            2,725
Other assets                                                      30,885           32,267
                                                           -------------    -------------
    TOTAL ASSETS                                           $     884,282    $     850,786
                                                           =============    =============

Liabilities:
Deposits:
    Demand                                                 $      70,797    $      64,269
    Interest checking                                            102,960           82,991
    Savings                                                       43,105           46,014
    Money market                                                 163,099          162,350
    Certificates                                                 291,145          262,888
                                                           -------------    -------------
  Retail deposits                                                671,106          618,512
                                                           -------------    -------------
Brokered deposits                                                 22,349           22,557
Public fund certificates                                           9,441           14,245
                                                           -------------    -------------
  Wholesale deposits                                              31,790           36,802
                                                           -------------    -------------
Total deposits                                                   702,896          655,314
                                                           -------------    -------------

FHLB Borrowings                                                   74,667           86,633
Short term borrowings                                                247              166
Long term debt                                                         -           14,242
Junior subordinated debt                                          15,000                -
Accrued taxes, interest and expense                                1,972            2,084
Other liabilities                                                 18,342           19,309
                                                           -------------    -------------
    Total liabilities                                            813,124          777,748
                                                           -------------    -------------

Commitments and Contingencies

Shareholders' equity:
  No par preferred stock; Authorized: 2,000,000
   shares Issued and outstanding: None
  No par common stock; Authorized: 15,000,000
   shares Issued and outstanding: 3,668,357 and
   3,815,657                                                      16,765           15,152
  Retained earnings, restricted                                   54,854           59,723
  Accumulated other comprehensive loss, net of
   taxes                                                            (461)          (1,837)
                                                           -------------    -------------
    Total shareholders' equity                                    71,158           73,038
                                                           -------------    -------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $     884,282    $     850,786
                                                           =============    =============

                              HOME FEDERAL BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands except per share data)
                                   (unaudited)

                                         Three Months Ended              Nine Months Ended
                                             September                      September
                                    ----------------------------   ----------------------------
                                         2006            2005           2006            2005
                                    ------------    ------------   ------------    ------------
Interest income:
Short term investments              $        157    $        229   $        507    $        551
Securities                                 1,187           1,180          3,528           3,470
Commercial loans                           2,765           1,818          6,949           5,134
Commercial mortgage loans                  3,660           3,413         10,388          10,079
Residential mortgages                      2,765           2,707          8,185           8,080
Second and home equity loans               1,821           1,456          5,114           4,115
Other consumer loans                         642             701          1,969           1,990
                                    ------------    ------------   ------------    ------------
Total interest income                     12,997          11,504         36,640          33,419
                                    ------------    ------------   ------------    ------------

Interest expense:
Checking and savings accounts                440             135            882             380
Money market accounts                      1,400             685          3,528           1,468
Certificates of deposit                    2,969           2,103          8,083           5,829
                                    ------------    ------------   ------------    ------------
  Total interest on retail
   deposits                                4,809           2,923         12,493           7,677
                                    ------------    ------------   ------------    ------------
Brokered deposits                            281             316            836           1,042
Public funds                                 115             194            286             708
                                    ------------    ------------   ------------    ------------
  Total interest on wholesale
   deposits                                  396             510          1,122           1,750
                                    ------------    ------------   ------------    ------------
  Total interest on deposits               5,205           3,433         13,615           9,427
                                    ------------    ------------   ------------    ------------

FHLB borrowings                            1,147           1,429          3,351           4,551
Other borrowings                               2               1              5               1
Long term debt                               201             208            650             586
Junior subordinated debt                      47               -             47               -
                                    ------------    ------------   ------------    ------------
Total interest expense                     6,602           5,071         17,668          14,565
                                    ------------    ------------   ------------    ------------

Net interest income                        6,395           6,433         18,972          18,854
Provision for loan losses                    196             331            533             589
                                    ------------    ------------   ------------    ------------
Net interest income after
 provision for loan losses                 6,199           6,102         18,439          18,265
                                    ------------    ------------   ------------    ------------

Other income:
  Gain on sale of loans                      356             459          1,065           1,148
  Loss on sale of securities              (1,956)              -         (1,956)              -
  Investment advisory services               317             291          1,033             798
  Service fees on deposit accounts         1,729           1,147          4,481           3,228
  Loan servicing income, net of
   impairments                               236             260          1,012             911
  Miscellaneous                              490             705          1,577           2,181
                                    ------------    ------------   ------------    ------------
Total other income                         1,172           2,862          7,212           8,266
                                    ------------    ------------   ------------    ------------

Other expenses:
  Compensation and employee
   benefits                                3,796           3,568         11,730          10,802
  Occupancy and equipment                  1,006             956          2,907           2,716
  Service bureau expense                     384             569          1,131           1,609
  Marketing                                  378             270          1,090             876
  Miscellaneous                            1,324           1,178          3,784           3,905
                                    ------------    ------------   ------------    ------------
Total other expenses                       6,888           6,541         20,642          19,908
                                    ------------    ------------   ------------    ------------

Income before income taxes                   483           2,423          5,009           6,623
Income tax provision                         142             815          1,604           2,213
                                    ------------    ------------   ------------    ------------
Net Income                          $        341    $      1,608   $      3,405    $      4,410
                                    ============    ============   ============    ============

Basic earnings per common share     $       0.09    $       0.42   $       0.91    $       1.12
Diluted earnings per common share   $       0.09    $       0.41   $       0.89    $       1.09

Basic weighted average number
 of shares                             3,679,793       3,841,810      3,729,047       3,925,812
Dilutive weighted average
 number of shares                      3,767,985       3,944,895      3,820,421       4,033,907
Dividends per share                 $      0.200    $      0.188   $      0.588    $      0.563

Supplemental Data:
(unaudited)
                                    Three Months Ended        Year to Date
                                        September 30,         September 30,
                                    -------------------   -------------------
                                      2006       2005       2006       2005
                                    --------   --------   --------   --------
Weighted average interest rate
 earned on total interest-earning
 assets                                 6.56%      5.88%      6.33%      5.68%
Weighted average cost of total
 interest-bearing liabilities           3.34%      2.60%      3.10%      2.51%
Interest rate spread during period      3.23%      3.28%      3.23%      3.17%

Net interest margin
 (net interest income divided by
 average interest-earning assets
 on annualized basis)                   3.23%      3.29%      3.28%      3.21%
Total interest income divided by
 average total assets (on
 annualized basis)                      5.94%      5.36%      5.72%      5.16%
Total interest expense divided by
 average total assets (on
 annualized basis)                      2.99%      2.34%      2.76%      2.26%
Net interest income divided by
 average total assets (on
 annualized basis)                      2.92%      3.00%      2.96%      2.91%

Return on assets (net income
 divided by average total assets
 on annualized basis)                   0.16%      0.75%      0.53%      0.68%
Return on equity (net income
 divided by average total equity
 on annualized basis)                   1.93%      8.76%      6.34%      7.84%

                                                  September 30,
                                               -------------------
                                                 2006       2005
                                               --------   --------
Book value per share outstanding               $  19.40   $  19.17

Nonperforming Assets:
Loans:  Non-accrual                            $  2,764   $  2,234
        Past due 90 days or more                    540        359
        Restructured                                477        816
                                               --------   --------
Total nonperforming loans                         3,781      3,409
Real estate owned, net                              368        372
Other repossessed assets, net                         0          5
                                               --------   --------
Total Nonperforming Assets                     $  4,149   $  3,786

Nonperforming assets divided by total assets       0.47%      0.44%
Nonperforming loans divided by total loans         0.55%      0.55%

Balance in Allowance for Loan Losses           $  6,457   $  6,900

SOURCE  Home Federal Bancorp
    -0-                             10/24/2006
    /CONTACT: John K. Keach, Jr., Chairman, Chief Executive Officer, +1-812-373-7816, or Mark T. Gorski, Executive Vice President, Chief Financial Officer, +1-812-373-7379, both of Home Federal Bancorp/
    /Web site:  http://www.homf.com /
    (HOMF)